PAUL MENDEZ




                                  APRIL 3, 2001


Mr. Peter Barotz
116 Overlook Road
New Rochelle, New York 10804

Mr. Orhan Sadik-Khan
41 Binney Lane
Old Greenwich, Connecticut 06870


Dear Messrs. Barotz and Sadik-Khan:

     Reference is hereby made to that certain Shareholders and Voting Agreement, dated as of the 24th day of January, 2001, (the "Agreement") by and among Paul
                                                 ---------
Mendez ("Mendez") and Carol Mendez (collectively, the "Mendez Group"), Naomi
         ------                                        ------------
Pollack, Nathan Barotz and Celia Barotz (collectively, the "Barotz Group"),
                                                            ------------
Orhan Sadik-Khan, Karim Sadik-Khan, Janette Sadik-Khan, Jan Sadik-Khan and the Sadik-Khan Family Trust (collectively, the "Sadik-Khan Group" and, together with
                                            ----------------
the Mendez Group and the Barotz Group, the "Control Groups" and, together with
                                            --------------
each of the aforementioned person, the "Parties"). Capitalized terms used herein
                                        -------
and not otherwise defined herein shall have the meanings set forth in the Agreement.

     Pursuant to Section 4 of the Agreement, the Parties agreed to cause NewCo to issue shares of its common stock to the Parties in proportion to their ownership of the Subject Shares.

     Pursuant to Section 3(a) of the Agreement, the Parties have agreed that I, Paul Mendez, shall have full and exclusive authority to negotiate the terms of a merger agreement to effect the Proposed Merger by and between NewCo and Firecom to achieve the purpose stated in Section 1 thereof, and the Parties have agreed execute any further agreements or consents requested by Mendez in connection therewith and agree to be bound irrevocably thereby.

     Having considered what would best serve the purpose of the Parties under the Agreement, I have determined that no shares of the common stock should be issued to the Parties until such time, immediately prior to the Effective Time, that the Parties tender the Subject Shares to NewCo in exchange therefor. At such time, NewCo shall issue to each of the Parties the number of shares of the common stock equal to the number of Subject Shares tendered by such party in exchange. Pursuant to the Agreement and Plan of Merger (the "Merger Agreement") providing for the merger NewCo with and into Firecom, each issued and outstanding share of the common stock of NewCo will be converted, at the Effective Time, into one share of the common stock, $0.01 par value, of Firecom.

     In addition, the undersigned hereby amend Section 8(b) of the Agreement, pursuant to which each director nominated by the Barotz Group or the Sadik-Khan Group and elected in accordance with Section 8a thereof shall be entitled to receive a fee from Firecom following the Merger. That first sentence of Section 8(b) is hereby in amended to state: "Following the Merger, each director nominated by the Barotz Group or the Sadik-Khan Group and elected in accordance with Section 8a hereof shall be entitled to receive a fee from Firecom in the form of cash or expense reimbursement equal to sixty-five thousand dollars ($65,000) per year, which fee shall be in consideration for such person's service of Firecom as consultants thereto."

                                    Sincerely,

                                    Paul Mendez

                                        /s/ Paul Mendez
                                    --------------------------------------------
                                    Individually and as the Group Representative
                                    of the Mendez Group

Acknowledged and Agreed
As of the Date First Written Above:

Orhan Sadik-Khan

     /s/ Orhan Sadik-Khan
--------------------------------------------
Individually and as the Group Representative
of the Sadik-Khan Group


Acknowledged and Agreed
As of the Date First Written Above:

Peter Barotz

     /s/ Peter Barotz
--------------------------------------------
Individually and as the Group Representative
of the Barotz Group


                                       2